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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Programmer's Paradise, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

743205106

(CUSIP Number)

December 31, 2000

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ X / Rule 13d-1(b)

/___/ Rule 13d-1(c)

/___/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98) Page 1 of 7

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CUSIP No. 743205106 Page 2 of 7 Pages

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1 NAME OF REPORTING PERSONS

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Matador Capital Management Corporation

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)/ X /

(b)/ /

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

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NUMBER OF 5 SOLE VOTING POWER

SHARES 0

BENEFICIALLY ---------------------------------------

OWNED BY 6 SHARED VOTING POWER

EACH 455,900

REPORTING ---------------------------------------

PERSON 7 SOLE DISPOSITIVE POWER

WITH 0

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8 SHARED DISPOSITIVE POWER

455,900

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

455,900

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10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

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12 TYPE OF REPORTING PERSON (See Instructions)

CO, IA

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CUSIP No. 743205106 Page 3 of 7 Pages

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1 NAME OF REPORTING PERSONS

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey A. Berg

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)/ X /

(b)/ /

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States

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NUMBER OF 5 SOLE VOTING POWER

SHARES 775

BENEFICIALLY ---------------------------------------

OWNED BY 6 SHARED VOTING POWER

EACH 455,900

REPORTING ---------------------------------------

PERSON 7 SOLE DISPOSITIVE POWER

WITH 775

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8 SHARED DISPOSITIVE POWER

455,900

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

456,675

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10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.8%

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12 TYPE OF REPORTING PERSON (See Instructions)

IN

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CUSIP No. 743205106 13G Page 4 of 7 Pages

ITEM 1.

(a) The name of the issuer is Programmer's Paradise, Inc.

(the "Issuer").

(b) The principal executive office of the Issuer is located at

1157 Shrewsbury Avenue, Shrewsbury, NJ 07702.

ITEM 2.

(a) The names of the persons filing this statement are

Matador Capital Management Corporation ("MCMC") and

Jeffrey A. Berg ("Berg") (collectively, the "Filers").

(b) The principal business office of the Filers is located at

200 1st Avenue North, Suite 203, St. Petersburg, FL 33701.

(c) See Item 4 of the cover sheet for each Filer.

(d) This statement relates to shares of common stock of the Issuer

(the "Stock").

(e) The CUSIP number of the Stock is 743205106.

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CUSIP No. 743205106 13G Page 5 of 7 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ___ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

(f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) XX Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

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CUSIP No. 743205106 13G Page 6 of 7 Pages

ITEM 4. OWNERSHIP

See Items 5-9 and 11 on the cover sheet for each Filer.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

MCMC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Berg is the controlling shareholder of MCMC. No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

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CUSIP No. 743205106 13G Page 7 of 7 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

MCMC is a registered investment adviser. Berg is MCMC's controlling shareholder. MCMC and Berg constitute a group as defined in Rule 13d-5(b)(1).

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 25, 2001

MATADOR CAPITAL MANAGEMENT CORPORATION

By: /s/ Jeffrey A. Berg

Jeffrey A. Berg, President

/s/ Jeffrey A. Berg

Jeffrey A. Berg